EXHIBIT 99.1

dELiA*s

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-807-9060 FAX: 212-590-6500

dELiA*s Announces Fourth Quarter and Year End Fiscal 2007 Results

NEW YORK, NY – March 20, 2008 – dELiA*s, Inc. (Nasdaq: DLIA), a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19, today announced financial results for the fourth quarter and fiscal year ended February 2, 2008.

For the fiscal quarter ended February 2, 2008 (13 weeks versus 14 weeks):

For the thirteen weeks ended February 2, 2008, total revenues increased 3.8% to $92.8 million from the fourteen-week period last year. On a thirteen-week to thirteen-week comparison, total revenues were up 8.8%. Total gross margin was 39.2% of sales as compared to 40.9% in the fourth quarter of last year, due to lower gross margins in each segment and the effect of the direct segment comprising a lower percentage of total sales versus the same period last year. Selling, general and administrative expenses were 32.3% of sales as compared to 32.7% in the fourth quarter of last year. Selling costs in the direct segment decreased. This decrease was attributable to savings in catalog costs due to circulation cuts and production cost savings. These savings more than offset the retail segment’s increase in selling, general and administrative expenses as a percentage of sales. The retail segment’s increase was due to higher depreciation and amortization expense, the deleveraging impact of the extra week and other costs. Net income for the quarter was $6.0 million or $0.19 per diluted share as compared to net income of $6.8 million or $0.21 per diluted share in last year’s fourth quarter. Last year’s extra week added approximately $0.03 per diluted share.

	(13 Weeks) February 2, 2008	(14 Weeks) February 3, 2007
Retail Sales	$31.7 million	$28.5 million
Direct Sales	$61.0 million	$60.8 million
Retail comp store sales	6%	5%
Net change in store locations open during the quarter	(1)	1
Stores at fiscal year end	86	74

Robert Bernard, Chief Executive Officer, commented, “We are generally pleased with our performance during the fourth quarter. We were able to drive a 6% comp store increase with flat merchandise margins in this challenging economic environment. We aggressively changed our promotional cadence during the peak holiday selling period while strengthening our selling culture in the stores. We were rewarded with substantially improved merchandise margins in January. Inventories were cleaner than last year and on our plan going into February, continuing the margin improvement. On the direct side of our business, quarterly sales were up, notwithstanding our planned circulation cuts and last year’s extra week.” Mr. Bernard continued, “We believe the investments made in 2007 in developing our team and our brands position us for progress towards our 2008 goal of returning to profitable growth.”

Retail Segment Results

Gross profit margin for the retail segment, which includes distribution, occupancy and merchandising costs, decreased to 26.2% of sales from 26.8% in the same quarter last year. This decrease is primarily due to the deleveraging effect of last year’s extra week on occupancy expense. Selling, general and administrative expenses, which include allocated overhead, totaled 36.0% of sales in the fourth quarter as compared to 32.9% in the prior year. In addition to the items noted above, the retail segment was allocated a greater proportion of overhead costs, accounting for 100 basis points of the increase to selling, general and administrative expenses as a percentage of sales. The quarterly operating loss for the retail segment was $3.1 million versus $1.8 million last year.

Direct Segment Results

Gross profit margin was 46.0% of sales versus 47.5% last year. The decrease in gross profit margin was primarily attributable to Alloy’s higher proportion of clearance versus full price sales, higher outbound freight costs and CCS representing a higher proportion of total direct segment sales. Selling, general and administrative expenses decreased by 220 basis points in the quarter to 30.4% of sales, 50 basis points of which was attributable to the decreased allocation of overhead costs. Operating income for the direct segment in the fourth quarter increased to $9.5 million as compared to $9.1 million last year.

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For the fiscal year ended February 2, 2008 (52 weeks versus 53 weeks):

For the fiscal year ended February 2, 2008, total revenues increased 6.5% to $274.3 million from $257.6 million last year. On a comparable 52 week basis, total revenues increased by 9.0%. Total gross margin was 37.5% of sales as compared to 39.8% last year, due to a higher proportion of markdowns, higher freight costs and increased retail occupancy costs as a percentage of sales. Selling, general and administrative expenses were 38.3% of sales as compared to 37.4% last year, primarily due to higher depreciation and amortization expense, costs associated with new stores and other infrastructure investments in people and systems, which more than offset the decrease in catalog and other selling costs. The net loss for the fiscal year was $2.3 million or $0.08 per diluted share as compared to net income of $5.8 million or $0.18 per diluted share last year. The 53rd week increased last year’s earnings by $0.04 per diluted share.

	(52 Weeks) February 2, 2008	(53 Weeks) February 3, 2007
Retail Sales	$ 98.1 million	$ 84.1 million
Direct Sales	$176.2 million	$173.5 million
Retail comp store sales	4%	(2)%
Net store locations opened	12	15
Stores at fiscal year end	86	74

Retail Segment Results

Gross profit margin for the retail segment, which includes distribution, occupancy and merchandising costs, decreased to 23.8% of sales from 26.9% last year. This decrease was primarily due to higher promotional and clearance markdowns as well as the deleveraging of occupancy costs. Selling, general and administrative expenses, which include allocated overhead, totaled 40.4% of sales versus 37.8% in the prior year. The loss from continuing operations for the retail segment was $16.3 million versus $9.2 million in the prior year.

Direct Segment Results

Gross profit margin for the direct segment was 45.2% of sales versus 46.0% last year. The decrease in gross profit margin rate was primarily attributable to an increase in the mix of full price and clearance sales, as well as increased freight costs. Selling, general and administrative expenses leveraged slightly at 37.1% of sales versus 37.2% in the prior year, reflecting the reduced circulation and improvements in production costs. Operating income for the direct segment was $14.2 million as compared to $15.2 million last year.

Cash and Liquidity

Cash was utilized in January 2008 to fund the December purchase of approximately $2.5 million in denim to support the expanded denim presentation in our retail stores. Excluding this incremental denim, our retail inventories decreased 11% per average store. In addition, the direct segment’s merchandise inventories were increased by approximately $6 million at year end to improve initial fill rates of the Spring catalogs. These cash timing differences and inventory investments should be largely offset by reduced outlays in the first quarter.

During March, the Company increased its working capital credit facility on a permanent basis to $30 million from $25 million. In addition, the term of the $2.4 million mortgage note on our Distribution Center, which had been due in September 2008, was extended, and the mortgage note has been, accordingly, classified as long-term on the accompanying balance sheet.

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Conference Call Information

A conference call to discuss fiscal 2007 fourth quarter and year end results is scheduled for Thursday, March 20, 2008, at 8:30 am EST. The conference call will be web-cast live at www.deliasinc.com. A replay of this call will be available on our website for one year and can also be accessed until April 20, 2008 by dialing (888) 286-8010, passcode 91998005.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19. Its brands – dELiA*s, Alloy and CCS – generate revenue by selling apparel, accessories, footwear, room furnishings and action sports equipment predominantly to teenage consumers through direct mail catalogs, websites, and, for dELiA*s, mall-based specialty retail stores.

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate,” “believe,” “estimate,” “expect,” “expectation,” “should,” “project,” “plan,” “predict,” and “intend,” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

CONTACT:

dELiA*s, Inc.	The Piacente Group

Stephen A. Feldman	Brandi Piacente/ Lesley Snyder

212.807.9060	212.481.2050

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dELiA*s, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	February 2, 2008 (13 Weeks)		February 3, 2007 (14 Weeks)
Net revenues	$92,777	100.0%	$89,364	100.0%
Cost of goods sold	56,399	60.8%	52,830	59.1%

Gross profit	36,378	39.2%	36,534	40.9%
Selling, general and administrative expenses	30,002	32.3%	29,220	32.7%

Income before interest (expense) income and income taxes	6,376	6.9%	7,314	8.2%
Interest (expense) income, net	(125)	-0.1%	131	0.1%

Income before income taxes	6,251	6.8%	7,445	8.3%
Provision for income taxes	245	0.3%	611	0.7%

Net income	$6,006	6.5%	$6,834	7.6%

Basic net income per share of common stock:
Basic net income attributable to common stockholders per share	$0.19		$0.23

Diluted net income per share of common stock:
Diluted net income attributable to common stockholders per share	$0.19		$0.21

WEIGHTED AVERAGE BASIC COMMON SHARES OUTSTANDING	30,857,581		30,293,755

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	30,961,350		32,116,107

dELiA*s, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	February 2, 2008 (52 Weeks)		February 3, 2007 (53 Weeks)
Net revenues	$274,256	100.0%	$257,618	100.0%
Cost of goods sold	171,366	62.5%	155,170	60.2%

Gross profit	102,890	37.5%	102,448	39.8%
Selling, general and administrative expenses	105,007	38.3%	96,367	37.4%

(Loss) income before interest (expense) income and income taxes	(2,117)	-0.8%	6,081	2.4%
Interest (expense) income, net	(6)	0.0%	205	0.0%

(Loss) income before income taxes	(2,123)	-0.8%	6,286	2.4%
Provision for income taxes	212	0.1%	532	0.2%

Net (loss) income	$(2,335)	-0.9%	$5,754	2.2%

Basic net (loss) income per share of common stock:
Basic net (loss) income attributable to common stockholders per share	$(0.08)		$0.21

Diluted net (loss) income per share of common stock:
Diluted net (loss) income attributable to common stockholders per share	$(0.08)		$0.18

WEIGHTED AVERAGE BASIC COMMON SHARES OUTSTANDING	30,834,884		27,545,738

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	30,834,884		31,564,157

dELiA*s, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	February 2, 2008	February 3, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$11,399	$28,874
Inventories, net	43,096	31,680
Prepaid catalog costs	4,417	3,157
Other current assets	6,641	6,759

Total current assets	65,553	70,470

Property and equipment, net	51,901	39,543
Goodwill	40,204	40,204
Intangible assets, net	2,517	2,610
Other non-current assets	356	678

Total assets	$160,531	$153,505

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$22,611	$17,821
Current portion of mortgage note payable	203	139
Accrued expenses and other current liabilities	30,351	27,549

Total current liabilities	53,165	45,509

Deferred credits and other long-term liabilities	7,979	7,723
Long-term portion of mortgage note payable	2,212	2,406

Total liabilities	63,356	55,638

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.001 par value; 25,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 100,000,000 shares authorized; 31,026,473 and 30,745,497 shares issued and outstanding, respectively	31	30
Additional paid-in capital	96,733	94,975
Retained earnings	411	2,862

Total stockholders’ equity	97,175	97,867

Total liabilities and stockholders’ equity	$160,531	$153,505

Working Capital	$12,388	$24,961

dELiA*s Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	February 2, 2008	February 3, 2007
	(52 Weeks)	(53 Weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,335)	$5,754
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	7,586	5,907
Stock based compensation	1,062	1,094
Loss on disposal of assets	—	100
Changes in operating assets and liabilities:
Inventories	(11,416)	(5,848)
Prepaid catalog costs and other current assets	(1,142)	(3,153)
Other noncurrent assets	322	299
Accounts payable, accrued expenses and other current liabilities	7,449	11,290

Net cash provided by operating activities	1,526	15,443

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(19,558)	(19,906)

Net cash used in investing activities	(19,558)	(19,906)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due from Alloy, Inc.	—	8,155
Payments of capitalized lease obligations	(10)	(10)
Payment of mortgage note payable	(130)	(135)
Proceeds from rights offering, net of expenses	—	19,828
Proceeds from exercise of employee stock options	697	2,976

Net cash provided by financing activities	557	30,814

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(17,475)	26,351
CASH AND CASH EQUIVALENTS, beginning of period	28,874	2,523

CASH AND CASH EQUIVALENTS, end of period	$11,399	$28,874

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Cash paid during the period for interest	$512	$417

Cash paid during the period for taxes	$632	$145

Non-cash Intercompany transfers	$—	$686

Capital expenditures incurred not yet paid	$2,339	$2,046

dELiA*s, Inc.

SELECTED OPERATING DATA

(in thousands, except number of stores)

	(13 Weeks)	(14 Weeks)	(52 Weeks)		(53 Weeks)
	February 2, 2008	February 3, 2007	February 2, 2008		February 3, 2007
Channel Net Sales:
Retail	$31,744	$28,534	$98,069		$84,094
Direct:
Catalog	13,851	16,883	41,738		48,998
Internet	47,182	43,947	134,449		124,526

	$92,777	$89,364	$274,256		$257,618

Internet %	77%	72%	76%		72%

Comparable store sales	6%	5%	4%		(2)%

Catalogs Mailed	15,137	15,908	68,789		70,252

Inventory - Retail	$13,526	$9,822	$13,526		$9,822

Inventory - Direct	$29,570	$21,858	$29,570		$21,858

Number of Stores:
Beginning of period	87	73	74		59
Opened	1	4	23	*	20
Closed	2	3	11	*	5

End of period	86	74	86		74

Total Gross Sq. Ft @ End of Period	327.1	279.2	327.1		279.2

*	Totals include one store remodeled and reopened during the period